Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated November 8, 2006
3 Year, Power Yield Curve Note
(Principal Protected Upon Redemption at Maturity)
Final Indicative Terms and Conditions, Nov 08 2006
US MTN Terms

Issuer:	Eksportfinans ASA (Aaa/AA+)
Trade Date:	8 November 2006
Issue Date:	22 November 2006
Maturity Date:	30 October 2009
Principal Amount:	USD 5,906,000 (with the possibility of a further increase until at least 5 business days prior to the Issue Date)
Issue Price:	100.00%
Underwriting Fee:	0.25%
Net Proceeds:	99.75%
Principal Paid at Maturity:	100.00%
Coupon:	Max[0.00%, 15*((10yCMS Fixing — 2yCMS Fixing) — 0.01%)] For example, if 10y CMS Fixing — 2yCMS Fixing is 50 basis points, then coupon is equal to 7.35% ->15*(0.50% — 0.01%)
(Quarterly, 30/360, unadjusted)
10yCMS Fixing:	10 Year US Dollar Interest Rate Swap Rate. Fixing to be observed 5 U.S. Government Securities Business Days prior to the END of each Coupon Period.

Source: Reuters Page ISDAFIX1, 11am Fixing.
2yCMS Fixing:	2 Year US Dollar Interest Rate Swap Rate. Fixing to be observed 5 U.S. Government Securities Business Days prior to the END of each Coupon Period.

Source: Reuters Page ISDAFIX1, 11am Fixing.
Coupon Period:	Quarterly from and including Issue Date to and excluding Maturity Date
Coupon Payment Date:	Interest will be payable quarterly in arrears on 30 Jan, 30 Apr, 30 July and 30 October in each year, from and including 30 Jan 2007 up to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention
There will be a short first Coupon.
Business Days for Fixing:	U.S. Government Securities Business Days
Business Days for Payment:	London and New York
Business Day Convention:	Modified Following
Listing:	None
Dealer:	Goldman Sachs & Co
Calculation Agent:	Goldman Sachs & Co
Denominations:	USD 1,000
Clearing Systems:	DTC
Documentation:	According to the Issuer’s US MTN Programme
Cusip:	28264QDV3
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526